Exhibit 10.47

URANIUM RESOURCES

AND

DONALD C. EWIGLEBEN

EMPLOYMENT AGREEMENT

September 3, 2009

This Employment Agreement (“Agreement”) is made and entered into as of September 3, 2009 (the “Effective Date”), by and between Uranium Resources, Inc., a Delaware corporation (hereafter “Company”), and Donald C. Ewigleben (hereafter “Executive”).

1.                                       Employment.  During the Employment Period (as defined in Section 4 hereof), the Company shall employ Executive, and Executive shall serve, as President and Chief Executive Officer and Chief Operating Officer of the Company and each of its subsidiaries, reporting directly to the Board of Directors of the Company (the “Board”).  References herein to employment with or by the Company shall include employment with or by any affiliate of the Company.

2.                                       Duties and Responsibilities of Executive.

(a)                                  During the Employment Period (as defined in Section 4 hereof), Executive shall devote his full time and attention during normal business hours to the business of the Company, will act in the best interests of the Company and will perform with due care his duties and responsibilities.  Executive’s duties will include those normally incidental to the position of President and Chief Executive Officer and Chief Operating Officer as well as such additional duties consistent therewith as may be assigned to him by the Board.  If, in its sole and complete discretion, the Board changes Executive’s title and/or Executive’s reporting responsibilities, the Board may make such changes, and such changes shall thereafter apply for purposes of this Agreement, subject only to the provisions of Section 7(c) hereof.

(b)                                 Executive agrees to cooperate fully with the Board and not engage directly or indirectly in any activity that materially interferes with the performance of Executive’s duties hereunder.  During such Employment Period, Executive will not hold outside employment, or perform substantial personal services for parties unrelated to the Company, without the advance written approval of the Board; provided, that it shall not be a violation of this Agreement for Executive to (1) serve on any corporate, civic, or charitable boards or committees (except for boards or committees of any business organization that competes with the Company in any business in which the Company is regularly engaged), so long as such service does not materially interfere with the performance of Executive’s duties and responsibilities under this Agreement, as the Board in its reasonable discretion shall determine, (2) manage personal investments, or (3) take vacation days and reasonable absences due to injury or illness, as set forth herein and/or permitted by the general policies of the Company.

(c)                                  Executive represents and covenants to the Company that he is not subject or a party to any employment agreement, non-competition covenant, non-solicitation agreement, nondisclosure agreement, or any other agreement, covenant, understanding, or restriction that would prohibit Executive from executing this Agreement and fully performing his duties and responsibilities hereunder.

(d)                                 Executive acknowledges and agrees that Executive owes the Company a duty of loyalty and that any obligations described in this Agreement are in addition to, and not in lieu of, any obligations Executive owes the Company as a matter of law.

3.                                       Compensation.

(a)                                  Sign On Bonus.  On September 3, 2009, the Compensation Committee of the Board granted Executive 100,000 shares of Restricted Stock under the Company’s 2007 Restricted Stock Plan that will fully vest on March 3, 2010.

(b)                                 Base Salary.  Commencing October 1, 2009, and during the Employment Period, the Company shall pay to Executive an annual base salary of $350,000 (the “Base Salary”), payable on a not less than semi-monthly basis, in conformity with the Company’s customary payroll practices for executive salaries.  For all purposes of this Agreement,

Executive’s Base Salary shall include any portion thereof which Executive elects to defer under any nonqualified plan or arrangement.

(c)                                  Annual Performance Bonus.  Executive shall be eligible for an annual discretionary performance bonus with respect to each calendar year during the Employment Period (the “Annual Performance Bonus”), which shall consist of two components, a cash component targeted at 60% of Base Salary (the “Cash Component of the Annual Performance Bonus”), and a non-cash component of up to 40% of the Base Salary, consisting of shares of restricted stock vesting on the 60th day after grant under the Company’s 2007 Restricted Stock Plan (the “Non-Cash Component of the Annual Performance Bonus”).  The amount, if any, of the Cash Component of the Annual Performance Bonus will be determined by the Compensation Committee of Board, acting in its sole and complete discretion but based on annual performance objectives established by the Compensation Committee for the Executive.  The amount, if any, of the Non-Cash Component of the Annual Performance Bonus will be determined by the Compensation Committee of Board, acting in its sole and complete discretion but based on its determination that Executive has performed above and beyond annual performance objectives established by the Compensation Committee for the Executive.  Bonus determinations will be made by the Board typically within 90 calendar days of the end of each calendar year.  The Board will, on an annual basis (at or near the beginning of each calendar year in such Employment Period) establish performance objectives for Executive for the upcoming year, and will communicate such objectives to Executive.

(d)                                 Long-Term Performance-Based Incentive Compensation.  The Compensation Committee has granted Executive 300,000 shares of restricted stock under the Company’s 2007 Restricted Stock Plan.  Such shares shall vest in equal one-third installments on the first, second and third anniversary dates of this Agreement based on annual performance objectives to be determined each year by the Compensation Committee. For the year ending September 3, 2010, vesting of the first installment will be based on the following criteria: (i) the Company’s stock price performance being equal to or better than the median of the Company’s peer group as set out in the Company’s prior year annual report during the twelve month period beginning on September 3, 2009 (ii) maintaining a best-in-class safety environment of all employees over the twelve month period as determined by an annual review of the Health, Safety and Environmental Committee of the Board; (iii) achieving an environmental performance record in full compliance with Federal, State and local standards for the 12 months ending September 3, 2010; (iv) delivery of a strategic plan that is adopted by the Board of the Company on or before March 1st, 2010; and (v) successfully completing a financing by September 3, 2010 that avoids a “going concern” issue.  The performance metrics will each have a 20% weighting and each is subject to an all or nothing threshold except for the stock price performance metric which is subject to a 90% threshold.  The performance metrics will be set forth with more particularity in the award agreement approved annually by the Compensation Committee.

(e)                                  Stock Ownership Target.  Within 5 years from the date of this Agreement, Executive is expected to own shares of Company Common Stock equal in value to two times his Base Salary.  The following will count towards meeting the required ownership level: shares owned beneficially;  restricted stock or stock units held under any Company restricted stock or similar program (whether vested or unvested); shares owned jointly with or in trust for immediate family members residing in the same household; and shares subject to any vested but unexercised stock options.  The value of the stock held by Executive on any date of determination will be equal to the greater of (1) Executive’s acquisition cost and (2) the average market price per share of the Common Stock on the last trading day of each of the four completed quarters prior to the determination.

(f)                                    Withholding.  Executive’s Base Salary, Annual Bonus, and other compensation payments hereunder shall be subject to such payroll and other taxes, withholdings, assessments and deductions as may be required by applicable law.

4.                                       Term of Employment.

(a)                                  The initial term of this Agreement shall be for the period beginning on the Effective Date and ending at midnight (Eastern Time) on the second anniversary of the Effective Date.  The term shall be extended automatically for successive one-year periods unless either party gives the other written notice of its intent to terminate the Agreement not less than 90 days prior to the end of the then current term.  The initial term and any extensions are hereinafter referred to as the “Term.”  The date on which this Agreement is terminated at the end of the Term or in accordance with Section 6 shall be referred to herein as the “the Termination Date;” provided, however, that until October 1, 2009, Executive shall be in a transition period from his former employer and may perform services for his former employer.  The Termination Date shall also constitute the employment termination date.

(b)                                 The period commencing on the Effective Date and ending at the close of business on the Termination Date shall constitute the “Employment Period.”

(c)                                  Notwithstanding any other provision of this Agreement, this Agreement may be terminated at any time during the Employment Period in accordance with Section 6.

5.                                       Benefits.  Subject to the terms and conditions of this Agreement, Executive shall be entitled to the following benefits during the Employment Period:

(a)                                  Reimbursement of Business Expenses.  The Company agrees to promptly reimburse Executive for reasonable business-related expenses incurred in the performance of Executive’s duties under this Agreement in accordance with Company policies.

(b)                                 Benefit Plans and Programs.  To the extent permitted by applicable law, Executive (and where applicable, his plan-eligible dependents) will be eligible to participate in all benefit plans and programs, including improvements or modifications of the same, then being actively maintained by the Company for the benefit of its executive employees (or for an employee population which includes its executive employees), subject in any event to the eligibility requirements and other terms and conditions of those plans and programs, including, without limitation, 401(k) plan, medical and dental insurance, life insurance and disability insurance.  The Company will not, however, by reason of this Section 5(b), have any obligation to institute, maintain, or refrain from changing, amending, or discontinuing any such benefit plan or program.

(c)                                  Accommodations; Moving Expenses.  The Company will reimburse Executive for reasonable furnished accommodation expenses for up to twelve months after his arrival in any city identified by the Board other than Denver, Colorado as a location from which Executive should operate in order to give the Company time to determine the permanent location of Company headquarters.  Upon a determination by the Board that a city other than Denver, Colorado will become the permanent headquarters of the Company, consideration of relocation expenses will be made by the Board.

6.                                       Termination of Agreement.

(a)                                  Automatic Termination in the Event of Death.  This Agreement shall automatically terminate in the event of the Executive’s death.

(b)                                 Company’s Right to Terminate.  At any time during the Employment Period, the Company shall have the right to terminate this Agreement with the Company for any of the following reasons:

(1)                                  Upon Executive’s Disability (as defined below);

(2)                                  For Cause (as defined in Section 7); or

(3)                                  For any other reason whatsoever, in the sole and complete discretion of the Company.

(c)                                  Executive’s Right to Terminate.  At any time during the Employment Period, Executive will have the right to terminate this Agreement with the Company for:

(1)                                  Good Reason (as defined in Section 7); or

(2)                                  For any other reason whatsoever, in the sole and complete discretion of Executive.  An election by Executive not to renew this Agreement at the end of the Term, shall constitute a termination of this Agreement by Executive under this subsection.

(d)                                 “Disability.”  For purposes of this Agreement, “Disability” means that Executive has sustained sickness or injury that renders Executive incapable, with reasonable accommodation, of performing the duties and services required of Executive hereunder for a period of 90 consecutive calendar days or a total of 120 calendar days during any 12-month period.

(e)                                  “Notices.”  Any termination of this Agreement with the Company by the Company under Section 6(b) or by Executive under Section 6(c) shall be communicated by a Notice of Termination to the other party.  A “Notice of Termination” means a written notice that (1) indicates the specific termination provision in this Agreement relied upon and (2) if the termination is by the Company for Cause or by Executive for Good Reason, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated. The Notice of Termination must specify Executive’s the Termination Date.  The Termination Date may be as early as 14 calendar days after such Notice is given but no later than 60 calendar days after such Notice is given, unless otherwise agreed to by the parties in writing.

7.                                       Severance Payments.

(a)                                  Termination by the Company.  If this Agreement automatically terminates under Section 6(a) or if the Company terminates this Agreement during the Employment Period pursuant to Sections 6(b)(1)or 6(b)(3) hereof, then the Company shall pay Executive severance, in a lump sum within 10 days after the Termination Date, by check (but in any event subject to all applicable withholding), as follows:

(1)                                  One year’s Base Salary; and

(2)                                  Bonus at Guideline (as hereinafter defined).

(3)                                  Bonus at Guideline means 60% of Base Salary.

(b)                                 Termination by Executive for Good Reason.  If Executive terminates this Agreement during the Employment Period pursuant to Section 6(c)(1) hereof, then the Company shall pay Executive severance, in a lump sum within 30 days after the Termination Date, by check (but in any event subject to all applicable withholding), as follows:

(1)                                  One year’s Base Salary; and

(2)                                  Bonus at Guideline.

(c)                                  Termination by Executive for Good Reason after a Change in Control.  If a Change in Control occurs and Executive terminates this Agreement during the Employment Period pursuant to Section 6(c)(1) hereof within 30 days after such occurrence, then the Company shall pay Executive severance, in a lump sum within 30 days after the Termination Date, by check (but in any event subject to all applicable withholding), as follows:

(1)                                  Two year’s Base Salary; and

(2)                                  Bonus at Guideline.

(d)                                 Termination upon Failure to Renew by the Company.  In the event that this Agreement shall terminate at the end of the Term and is not renewed as a result of a decision by the Company not to renew this Agreement, prior to a decision by Executive not to renew this Agreement, the Company shall pay Executive severance, in a lump sum within 30 days after the Termination Date, equal to one year’s Base Salary by check.

(e)                                  Additional Benefits.  If the Company is required to pay Executive severance by the express terms of Section 7(a) or 7(b), or 7(c), or 7(d)then:

(1)                                  Such severance shall be paid in addition to any other payments the Company may make to Executive (including, without limitation, salary, bonuses, equity plans, incentive compensation plans, fringe benefits, and expense reimbursements) in discharge of the Company’s obligations to Executive under this Agreement with respect to periods ending coincident with or prior to the Termination Date.

(2)                                  Executive, Executive’s spouse, and Executive’s dependents will continue to be eligible for coverage under the Company’s group health plan or any successor plan on the same basis as active executive employees of the Company, their spouses, and their dependents for a period of twelve months, commencing on the Termination Date (the “Severance Period”).  If and when group health coverage under another group health plan first becomes available thereafter to Executive, Executive’s spouse, or Executive’s dependents (as applicable), the Company’s obligations under this paragraph will cease with respect to each person to whom such coverage becomes available, and such person shall have such “COBRA” benefit continuation rights as may then be available under relevant law, treating Executive’s the Termination Date as the date of such person’s “qualifying event.”

(3)                                  To the extent Executive has not previously vested in such rights (whether in accordance with Section 8 hereof of otherwise), Executive shall become fully vested in all of the rights and interests held by Executive under the Company’s stock and other equity plans as of his the Termination Date, including without limitation any stock options, restricted stock, restricted stock units, performance units, and/or performance shares.

(4)                                  Payments under Sections 7(a) or 7(b) or 7(c) or 7(d) shall be in lieu of any severance benefits otherwise due to Executive under any severance pay plan or program maintained by the Company that covers its employees and/or its executives.

(5)                                  The exercise date of any options held by Executive shall be extended to a date that is 90 days after the Termination Date.

(f)                                    “Cause” means the occurrence or existence, prior to occurrence of circumstances constituting Good Reason, of any of the following events during the Employment Period:

(1)                                  Executive’s gross negligence or material mismanagement in performing, or material failure or inability (excluding as a result of death or Disability) to perform, Executive’s duties and responsibilities as described herein or as lawfully directed by the Board;

(2)                                  Executive’s having committed any act of willful misconduct or material dishonesty against the Company or any of its affiliates (including theft, misappropriation, embezzlement, forgery, fraud, falsification of records, or misrepresentation) or any act that results in, or could reasonably be expected to result in, material injury to the reputation, business or business relationships of the Company or any of its affiliates;

(3)                                  Executive’s material breach of this Agreement, any fiduciary duty owed by Executive to the Company or its affiliates, or any written workplace policies applicable to Executive (including the Company’s code of conduct and policy on workplace harassment) whether adopted on or after the date of this Agreement;

(4)                                  Executive’s having been convicted of, or having entered a plea bargain, a plea of nolo contendere or settlement admitting guilt for, any felony, any crime of moral turpitude, or any other crime that could reasonably be expected to have a material adverse impact on the Company’s or any of its affiliates’ reputations; or

(5)                                  Executive’s having committed any material violation of any federal law regulating securities (without having relied on the advice of the Company’s attorney) or having been the subject of any final order, judicial or administrative, obtained or issued by the Securities and Exchange Commission, for any securities violation involving fraud, including, for example, any such order consented to by Executive in which findings of facts or any legal conclusions establishing liability are neither admitted nor denied.

(g)                                 “Good Reason” means the occurrence, prior to occurrence of circumstances constituting Cause, of any of the following events during the Employment Period without Executive’s consent:

(1)                                  Any material breach by the Company of this Agreement, provided that Executive provides the Board written notice of such breach within 90 days from the first date that he is aware, or reasonably should be aware, of such breach and such breach is not remedied within 30 days of the Board’s receipt of such written notice;

(2)                                  Any requirement by the Company that Executive relocate outside of the Denver metropolitan area;

(3)                                  Failure of any successor to assume this Agreement not later than the date as of which it acquires substantially all of the equity, assets or businesses of the Company;

(4)                                  Any material reduction in Executive’s title, responsibilities, or duties or the Board directs Executive to report to other than the Board; or

(5)                                  The assignment to Executive of any duties materially inconsistent with his duties as President and Chief Executive Officer of the Company.

(h)                                 Exclusive Payments.                                    Except as provided above, no severance or other payment in the way of severance shall be made to Executive upon termination of this Agreement.

8.                                       Change of Control.

(a)                                  If a Change of Control occurs during the Employment Period, Executive shall thereupon become 100% vested in all of the rights and interests then held by Executive under the Company’s stock and other equity plans (to the extent not theretofore vested), including without limitation any stock options, restricted stock, restricted stock units, performance units, and/or performance shares.

(b)                                 “Change of Control” means (i) after the Effective Date, any person or group of affiliated or associated persons not a shareholder on the date hereof acquires more than 50% of the voting power of the Company; (ii) the consummation of a sale of all or substantially all of the assets of the Company; (iii) the dissolution of the Company; (iv) a majority of the members of the Board are replaced during any 12-month period; or (iv) the consummation of any merger, consolidation, or reorganization involving the Company in which, immediately after giving effect to such merger, consolidation or reorganization, less than 51% of the total voting power of outstanding stock of the surviving or resulting entity is then “beneficially owned” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) in the aggregate by the stockholders of the Company immediately prior to such merger, consolidation or reorganization.

9.                                       Parachute Payment.  Notwithstanding any provision herein, if the amount payable hereunder should constitute a parachute payment as defined in Section 280 G of the Internal Revenue Code of the United States (Code), the payment will be reduced to the largest amount that would result in no portion being subject to the excise tax imposed by, or the disallowance of a deduction under, applicable provisions of the Code.

10.                                 Conflicts of Interest.  Executive agrees that he shall promptly disclose to the Board any conflict of interest involving Executive upon Executive becoming aware of such conflict.  Executive’s ownership of an interest not in excess of five percent in a business organization that competes with the Company shall not be deemed to constitute a conflict of interest.

11.                                 Confidentiality.  The Company agrees to provide Executive valuable Confidential Information of the Company and of third parties who have supplied such information to the Company.  In consideration of such Confidential Information and other valuable consideration provided hereunder, Executive agrees to comply with this Section 11.

(a)                                  “Confidential Information” means, without limitation and regardless of whether such information or materials are expressly identified as confidential or proprietary, (i) any and all non-public, confidential or proprietary information or work product of the Company or its affiliates, (ii) any information that gives the Company or its affiliates a competitive business advantage or the opportunity of obtaining such advantage, (iii) any information the disclosure or improper use of which is reasonably expected to be detrimental to the interests of the Company or its affiliates, (iv) any trade secrets of the Company or its affiliates, and (v) any other information of or regarding the Company or any of its affiliates, or its or their past, present or future, direct or indirect, potential or actual officers, directors, employees, owners, or business partners, including but not limited to information regarding any of their businesses, operations, assets, liabilities, properties, systems, methods, models, processes, results, performance, investments, investors, financial affairs, future plans, business prospects, acquisition or investment opportunities, strategies, business partners, business relationships, contracts, contractual relationships, organizational or personnel matters, policies or procedures, management or compensation matters, compliance or regulatory matters, as well as any technical, seismic, industry, market or other data, studies or research, or any forecasts, projections, valuations, derivations or other analyses, performed, generated, collected, gathered, synthesized, purchased or owned by, or otherwise in the possession of, the Company or its affiliates or which Executive has learned of through his employment with the Company.  Confidential Information also includes any non-public, confidential or proprietary information about or belonging to any third party that has been entrusted to the Company or its affiliates.  Notwithstanding the foregoing, Confidential Information does not include any information which is or becomes generally known by the public other than as a result of Executive’s actions or inactions.

(b)                                 Protection.  In return for the Company’s promise to provide Executive with Confidential Information, Executive promises (i) to keep the Confidential Information, and all documentation, materials and information relating thereto, strictly confidential, (ii) not to use the Confidential Information for any purpose other than as required in connection with fulfilling his duties as President and Chief Executive Officer for the benefit of the Company, and (iii) to return to the Company all documents containing Confidential Information in Executive’s possession upon separation from the Company for any reason.

(c)                                  Value and Security.  Executive understands and agrees that all Confidential Information, and every portion thereof, constitutes the valuable intellectual property of the Company, its affiliates, and/or third parties, and Executive further acknowledges the importance of maintaining the security and confidentiality of the Confidential Information and of not misusing the Confidential Information.

(d)                                 Disclosure Required By Law.  If Executive is legally required to disclose any Confidential Information, Executive shall promptly notify the Company in writing of such request or requirement so that the Company may seek an appropriate protective order or other relief.  Executive agrees to cooperate with and not to oppose any effort by the Company to resist or narrow such request or to seek a protective order or other appropriate remedy.  In any case, Executive will (i) disclose only that portion of the Confidential Information that, according to the advice of Executive’s counsel, is required to be disclosed (and Executive’s disclosure of Confidential Information to Executive’s counsel in connection with obtaining such advice shall not be a violation of this Agreement), (ii) use reasonable efforts (at the expense of the Company) to obtain assurances that such Confidential Information will be treated confidentially, and (iii) promptly notify the Company in writing of the items of Confidential Information so disclosed.

(e)                                  Third-Party Confidentiality Agreements.  To the extent that the Company possesses any Confidential Information which is subject to any confidentiality agreements with, or obligations to, third parties, Executive will comply with all such agreements or obligations in full.  The immediately preceding sentence shall apply only if the Company has provided Executive with a copy of such agreements, and Executive may disclose such agreements and any related Confidential Information to Company’s attorneys and rely on their advice regarding compliance therewith.

(f)                                    Survival.  The covenants made by Executive in this Section 11, other than Paragraph (f) hereof, will be effective only during the Employment Period and for the two-year period immediately following the Employment Period, and to that extent (and only that extent) shall survive termination of this Agreement.  The covenants made by Executive in Paragraph (f) of this Section 11 will be effective during the period specified in the confidentiality agreements described therein.

12.                                 Withholdings.  The Company may withhold and deduct from any payments made or to be made pursuant to this Agreement (a) all federal, state, local and other taxes as may be required pursuant to any law or governmental regulation or ruling, and (b) any deductions consented to in writing by Executive.

13.                                 Severability.  It is the desire of the parties hereto that this Agreement be enforced to the maximum extent permitted by law, and should any provision contained herein be held unenforceable by a court of competent jurisdiction or arbitrator (pursuant to Section 15), the parties hereby agree and consent that such provision shall be reformed to create a valid and enforceable provision to the maximum extent permitted by law; provided, however, if such provision cannot be reformed, it shall be deemed ineffective and deleted from this Agreement without affecting any other provision of this Agreement.

14.                                 Title and Headings; Construction.  Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof.  Any and all Exhibits referred to in this Agreement are, by such reference, incorporated herein and made a part hereof for all purposes.  The words “herein”, “hereof”, “hereunder” and other compounds of the word “here” shall refer to the entire Agreement and not to any particular provision hereof.

15.                                 Arbitration; Injunctive Relief; Attorneys’ Fees.

(a)                                  Subject to Section 15(b), any dispute, controversy or claim between Executive and the Company arising out of or relating to this Agreement, Executive’s employment with Company, or the termination of either (other with respect to claims arising exclusively under one (1) or more of the Company’s employee benefit plans subject to ERISA) will be finally settled by arbitration in Denver, Colorado before, and in accordance with the rules for the resolution of employment disputes then obtaining of, the American Arbitration Association.  The arbitrator’s award shall be final and binding on both parties.

(b)                                 Notwithstanding Section 15(a), an application for emergency or temporary injunctive relief by either party shall not be subject to arbitration under this Section 15; provided, however, that the remainder of any such dispute (beyond the application for emergency or temporary injunctive relief) shall be subject to arbitration under this Section 15.  Executive acknowledges that Executive’s violation of Sections 10 and/or 11 of this Agreement will cause irreparable harm to the Company, Executive agrees not to contest that Executive’s violation of Sections 10 and/or 11 of this Agreement will cause irreparable harm to the Company and Executive agrees that the Company shall be entitled as a matter of right to specific performance of Executive’s obligations under Sections 10 and 11 and an injunction, from any court of competent jurisdiction, restraining any violation or further violation of such agreements by Executive or others acting on his/her behalf, without any showing of irreparable harm and without any showing that the Company does not have an adequate remedy at law.  The Company’s right to injunctive relief shall be cumulative and in addition to any other remedies provided by law or equity.

(c)                                  Each side shall share equally the cost of the arbitrator and bear its own costs and attorneys’ fees incurred in connection with any arbitration, unless a statutory claim authorizing the award of attorneys’ fees is at issue, in which event the arbitrator may award a reasonable attorneys’ fee in accordance with the jurisprudence of that statute.

(d)                                 Nothing in this Section 15 shall prohibit a party to this Agreement from (i) instituting litigation to enforce any arbitration award or (ii) joining another party to this Agreement in a litigation initiated by a person which is not a party to this Agreement.

16.                                 Governing Law.  THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF COLORADO, WITHOUT REFERENCE TO PRINCIPLES OF CONFLICT OF LAWS.  THE EXCLUSIVE VENUE FOR THE RESOLUTION OF ANY DISPUTE RELATING TO THIS AGREEMENT OR EXECUTIVE’S EMPLOYMENT (THAT IS NOT SUBJECT TO ARBITRATION UNDER SECTION 15 FOR ANY REASON) SHALL BE IN THE STATE AND FEDERAL COURTS LOCATED IN DENVER, COLORADO AND THE PARTIES HEREBY EXPRESSLY CONSENT TO THE JURISDICTION OF THOSE COURTS.

17.                                 Entire Agreement and Amendment.  This Agreement contains the entire agreement of the parties with respect to Executive’s employment and the other matters covered herein (except to the extent that other agreements are specifically referenced herein); moreover, this Agreement supersedes all prior and contemporaneous agreements and understandings, oral or written, between the parties hereto concerning the subject matter hereof and thereof.  This Agreement may be amended, waived or terminated only by a written instrument executed by both parties hereto.

18.                                 Survival of Certain Provisions.  Wherever appropriate to the intention of the parties hereto, the respective rights and obligations of said parties, including, but not limited to, the rights and obligations set forth in Sections 6 through 16 hereof, shall survive any termination or expiration of this Agreement for any reason.

19.                                 Waiver of Breach.  No waiver by either party hereto of a breach of any provision of this Agreement by the other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party or any similar or dissimilar provision or condition at the same or any subsequent time.  The failure of either party hereto to take any action by reason of any breach will not deprive such party of the right to take action at any time while such breach continues.

20.                                 Assignment.  Neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise subject to hypothecation by Executive (except by will or by operation of the laws of intestate succession) or by the Company, except that the Company may assign this Agreement to any successor (whether by merger, purchase or otherwise) to all or substantially all of the equity, assets or businesses of the Company, if such successor expressly agrees to assume the obligations of the Company hereunder.

21.                                 Notices.  Notices provided for in this Agreement shall be in writing and shall be deemed to have been duly received (a) when delivered in person or sent by facsimile transmission, (b) on the first business day after such notice is sent by air express overnight courier service, or (c) on the third business day following deposit in the United States mail, registered or certified mail, return receipt requested, postage prepaid and addressed, to the following address, as applicable:

(a)                                  If to Company, addressed to: 405 Highway 121 Bypass, Building A, Suite 110, Lewisville, TX 75067; Attn:  Chairman, Board of Directors.

(b)                                 If to Executive, addressed to the address set forth below Executive’s name on the execution page hereof; or to such other address as either party may have furnished to the other party in writing in accordance with this Section 21.

22.                                 Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.  Each counterpart may consist of a copy hereof containing multiple signature pages, each signed by one party, but together signed by both parties hereto.

23.                                 Definitions.  The parties agree that as used in this Agreement the following terms shall have the following meanings: an “affiliate” of a person shall mean any person directly or indirectly controlling, controlled by, or under common control with, such person; the terms “controlling, controlled by, or under common control with” shall mean the possession, directly or indirectly, of the power to direct or influence or cause the direction or influence of management or policies (whether through ownership of securities or other ownership interest or right, by contract or otherwise) of a person; the term “person” shall mean a natural person, partnership (general or limited), limited liability Company, trust, estate, association, corporation, custodian, nominee, or any other individual or entity in its own or any representative capacity, in each case, whether domestic or foreign.

24.                                 Internal Revenue Code Section 409A Compliance.  Notwithstanding anything in this Agreement to the contrary, if any provision hereof would result in the imposition of an additional tax under Internal Revenue Code Section 409A and related regulations and Treasury pronouncements, that provision will be reformed to avoid imposition of the applicable tax.

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, Executive and the Company have executed this Agreement to be effective for all purposes as of the Effective Date.

EXECUTIVE:

/s/ Donald C. Ewigleben
Donald C. Ewigleben

URANIUM RESOURCES, INC.

By:	/s/ Paul K. Willmott
Paul K. Willmott, Chairman